Exhibit 99.1

           BSD Medical Presents Hyperthermia Cancer Treatment Study at
                         Head and Neck Cancer Symposium

    SALT LAKE CITY, Jan. 23 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that BSD was among 29 companies selected to exhibit at the 3-day Multidisciplinary Head and Neck Cancer Symposium, an international symposium dedicated to treatment of head and neck cancers, just concluded in Rancho Mirage, California. The symposium was jointly sponsored by the American Society for Therapeutic Radiology and Oncology, the American Society of Clinical Oncology and the American Head and Neck Society, partnering together for the first time in this meeting. At the symposium, attended by approximately 400 physicians, worldwide experts presented the latest advances in the management of head and neck cancer, focusing on treatment options, innovative technology, clinical management issues and supportive outcomes.

    BSD Medical representatives used the symposium to emphasize a study conducted by Riccardo Valdagni, MD and Maurizio Amichelli, MD at the Oncology Center of Ospedale Santa Chiara, Trento, Italy, comparing the results for head and neck cancer patients who were treated with radiation alone to those who received hyperthermia therapy plus radiation. The patients involved had inoperable Stage IV head and neck cancer with metastatic lymph nodes. The study concluded that hyperthermia added to radiation improved complete response (tumor disappearance) from 41% to 83%, local relapse-free survival from 24% to 68% and overall survival at 5 years from 0% to 53%, as compared to radiation treatments alone. The study, published in the International Journal of Radiation Oncology, Biology, Physics (see Vol. 28, pp. 163-169), was halted on an ethical basis at 41 patients because of the strongly favorable results from the addition of hyperthermia therapy to radiation.

    BSD Medical's exhibit at the symposium was well received, and many participants were surprised and previously unaware of the outcomes of this study. Many referrals were secured for follow-up visits.

    More than 640,000 people worldwide are diagnosed with head and neck cancer every year, and more than 350,000 die from the disease annually. Head and neck cancer is a group of cancers that include cancers of the mouth, nose and throat. The treatment of inoperable metastatic lymph nodes in patients with head and neck cancer represents a therapeutic challenge. Clinical results using radiation therapy alone have been disappointing.

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the prospects for future sales of the Company's cancer therapy systems based on the success of studies or listings for the Company's therapies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             01/23/2007
    /CONTACT:  Hyrum A. Mead, +1-801-972-5555, or fax, +1-801-972-5930,
investor@bsdmc.com/
    /Web site:  http://www.treatwithheat.com /
    /Web site:  http://www.BSDMedical.com /
    (BSM)